CHINA UNICOM LIMITED (Stock Code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)
ANNOUNCEMENT
The Board is pleased to disclose the operational statistics of the Group for the month of January 2008.
The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of January 2008.
Operational statistics for the month of January 2008 and the comparative figures for the previous month are as follows:

	January 2008	December 2007

CELLULAR BUSINESS (Note 1):

Aggregated Number of GSM Cellular Service Subscribers	121.689million	120.564million
- Post-paid Subscribers	63.014million	62.474million
- Pre-paid Subscribers	58.675million	58.090million

Aggregated Net Additions in 2008 of GSM Cellular Service Subscribers	1.125million	—
- Post-paid Subscribers	0.540million	—
- Pre-paid Subscribers	0.585million	—

Aggregated Number of CDMA Cellular Service Subscribers	42.230million	41.927million
- Post-paid Subscribers	38.903million	38.622million
- Pre-paid Subscribers	3.327million	3.305million

Aggregated Net Additions in 2008 of CDMA Cellular Service Subscribers	0.303million	—
- Post-paid Subscribers	0.281million	—
- Pre-paid Subscribers	0.022million	—
Notes:
1.
All numbers of cellular business for December 2007 include numbers of the newly acquired Guizhou Province. As of the end of December 2007, the number of GSM Cellular Service Subscribers of Guizhou was 1.380 million, the number of CDMA Cellular Service Subscribers of Guizhou was 0.830 million. Announcement relating to the Purchase of Guizhou Assets was made by the Company on 16 November 2007. The Purchase of Guizhou Assets was completed on 31 December 2007.

2.	All the Aggregated Numbers recorded for the months of December 2007 and January 2008 are aggregated data reported at 24:00 on 31 December 2007 and 31 January 2008 respectively.

3.	The accounting period of all Aggregated Net Additions in 2008 for the month of January 2008 is the period commencing from 0:00 on 1 January 2008 to 24:00 on 31 January 2008 respectively.

4.
As revenue from international and domestic long distance telephone services accounts for less than 3% of the total revenue of the Company, the Company decided not to disclose usage volume of international and domestic long distance telephone services from January 2008.

Caution Statement
The Board wishes to remind investors that the above operational statistics for the months of December 2007 and January 2008 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.
The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Yang Xiaowei, Li Zhengmao, Li Gang, Zhang Junan and Miao Jianhua

Non-executive Directors:	Lu Jianguo and Lee Suk Hwan

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
CHU KA YEE
Company Secretary

Hong Kong, 19 February 2008

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